EXECUTIVE RETIREMENT AND TRANSITION AGREEMENT

This Executive Retirement and Transition Agreement (the “Retirement Agreement”) is made and entered into as of January 14, 2025, by and between Alan R. Klembczyk (“Executive”) and Taylor Devices, Inc. (the “Company”), hereinafter collectively referred to as the “Parties.”

RECITALS

A.WHEREAS, the Executive has provided the Company with notice of his intention to retire as President of the Company; and

B.WHEREAS, the Company wishes to assure itself of the Executive’s continuing employment with the Company to facilitate the orderly transition of the Executive’s duties.

NOW, THEREFORE, in consideration of the Recitals and the mutual promises and agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. RETIREMENT AND TRANSITION

1.1.Retirement. Executive acknowledges and agrees that Executive will retire from his position as President of the Company effective June 1, 2025 (the “Retirement Date”).

1.2.Interim Period. During the period between the date of this Retirement Agreement and the Retirement Date (the “Interim Period”), Executive will continue in his position as the Company’s President, and will continue to perform the functions of that office in accordance with the terms of Executive’s employment agreement with the Company dated June 1, 2018 (the “Employment Agreement”).  In addition, during the Interim Period, Executive will cooperate with and provide assistance to the Company in the orderly transition of his duties to any persons identified by the Company.

1.3.Transition. From and after the Retirement Date and continuing until November 30, 2025 (the “Transition Period”), Executive will continue his employment with the Company in order to provide transition and support services to the Company as may be reasonably requested by the Company from time to time, which services are expected to require on average 10 hours per week of Executive’s time.

2. COMPENSATION

2.1.Base Salary; Employee Benefits.  During the Interim Period and thereafter through the expiration of the Transition Period, Executive (i) will continue to receive his annualized base salary that is in effect on the date of this Agreement and (ii) will remain eligible to participate in the Company’s employee benefit programs subject to and in accordance with the terms and conditions of those employee benefit programs.

2.2.2025 Annual Bonus. If Executive remains employed in good standing with the Company through the end of the Interim Period, or if prior to the end of the Interim Period, Executive’s employment is terminated by the Company without Cause (as such term is defined in the Employment Agreement), Executive will be eligible for an annual bonus with respect to the Company’s 2025 fiscal year.  Any annual bonus earned by Executive for the Company’s 2025 fiscal year will be paid to Executive at the same time annual bonuses for the

Company’s 2025 fiscal year are paid to the executive officers of the Company, which is expected to be in no event later than August 31, 2025.

2.3.2025 Stock Option Award. During the Interim Period, Executive shall be eligible to receive a stock option award with respect to the Company’s 2025 fiscal year pursuant to the 2022 stock option plan of the Company.

2.4.Stock Options. If Executive remains employed in good standing with the Company through the end of the Transition Period, all unexercised stock options then held by Executive will, to the extent vested and outstanding as of the end of Transition Period, remain exercisable until the earlier of (i) the latest date upon which the applicable stock option could have expired by its original terms under any circumstances, or (ii) the tenth anniversary of the original date of grant of the applicable stock option. Executive acknowledges and understands that to the extent any stock options referenced in this Section 2.4 were designated as incentive stock options at the time such stock options were granted, all of those stock options shall cease to qualify as incentive stock options as a result of the extension of the exercise period for those stock options in accordance with this Section 2.4.

2.5.Death Benefit.  Notwithstanding anything to the contrary in this Retirement Agreement, Executive’s rights to a death benefit under Section 4.3 of the Employment Agreement will continue through the end of the Transition Period.

2.6.COBRA. To the extent provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and by the Company’s current group health plan, Executive may be eligible to continue group health insurance benefits at his own expense after the expiration of the Interim Period. The Company will provide Executive with separate written notice of his rights and obligations under COBRA.

2.7.Conditions. Executive’s entitlement to the payments and benefits described in this Retirement Agreement, including under Section 2.4 hereof, is expressly conditioned upon (a) Executive’s compliance at all times with the terms and conditions of this Retirement Agreement and the terms and conditions of any non-competition, confidentiality or other restrictive covenants to which Executive is subject under any agreement with, or plan of, the Company, and (b) Executive signing and not revoking a Separation and Release Agreement in the form set forth on Exhibit A hereto, provided that the Separation and Release Agreement is signed by Executive upon or after the end of the Transition Period, but before any deadline specified by the Company.

2.8.Clawback. Executive acknowledges and agrees that compensation payable under this Agreement may be subject to clawback or recoupment in accordance with the terms and conditions of the Company’s Recovery of Erroneously Awarded Compensation Policy or any other clawback or recoupment policy maintained by the Company.

3. COVENANTS

3.1.Service on Board of Directors. Executive acknowledges and agrees that he has advised the Company that he will neither seek nor stand for reelection to the Company’s board of directors at the Company’s 2025 annual meeting of shareholders and that he understands that his service on the Company’s board of directors will cease upon the expiration of his current term.

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3.2.Employment Agreement.  Executive acknowledges and agrees that this Retirement Agreement amends and supersedes Section 2.1 (Term) of the Employment Agreement, and further acknowledges and agrees that all of the rights and obligations of the parties under the Employment Agreement shall terminate upon the end of the Interim Period on June 1, 2025, except (i) as set forth in Section 2.5 hereof, and (ii) for any covenants therein that by their terms survive the termination of the Employment Agreement, which covenants shall continue in full force and effect and binding upon Executive or the Company in accordance with their terms (including, without limitation, the covenants and agreements made by Executive in Article 6 thereof and by the Company in Section 6.16 thereof).

4. GENERAL PROVISIONS

4.1.Effect on Other Agreements.  In the case of a conflict between the provisions of this Retirement Agreement and the provisions of the Employment Agreement, the provisions of this Retirement Agreement will govern.

4.2.Entire Agreement; Amendment. This Retirement Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.  This Retirement Agreement may not be amended or revised except by a writing signed by the Parties.

4.3.Cooperation. Executive agrees that certain matters in which he has been involved with during his employment with the Company may require his cooperation with the Company in the future. Accordingly, after the expiration of the Transition Period, to the extent reasonably requested by the Company, Executive agrees to cooperate with the Company regarding matters arising out of or related to Executive’s prior service to the Company.  The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in connection with this cooperation, subject to the Company’s consent prior to the time the expenses are incurred, which consent will not be unreasonably withheld.

4.4.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

4.5.Section 409A Compliance.

(a)It is intended that any payments and benefits under this Retirement Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement will be interpreted and administered in accordance with this intent. Accordingly, all terms of this Retirement Agreement that are undefined or ambiguous will be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A.

(b)If the Company determines that Executive is a “specified employee” (within the meaning of Code Section 409A) and that any amount payable under this Agreement (i) is subject to Code Section 409A and (ii) is payable solely because Executive has incurred a “separation from service” (within the meaning of Code Section 409A), then the amount will not be paid (or begin to be paid) prior to the date that is six months after the date of Executive’s separation from service (or, if earlier, the date of Executive’s death).

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(c)Notwithstanding any other provision of this Agreement, the Company does not make any representations that any payments or benefits provided for by this Retirement Agreement are exempt from or compliant with Code Section 409A, and the Company will not be liable to Executive or any other person for any adverse tax consequences under Code Section 409A or any other provision of the Code.

4.6.Protected Rights.

(a)Nothing in this Retirement Agreement or any other agreement between Executive and the Company or its affiliates limits Executive’s right, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency charged with enforcement of any law, or complying with the lawful process of any governmental body to the extent Executive has a protected right to do so.

(b)Additionally, notwithstanding any other provision of this Retirement Agreement or any other agreement between Executive and the Company or its affiliates, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed under seal in a lawsuit or other proceeding.  If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to his attorney and use the trade secret information in the court proceeding if Executive: (x) files any document containing trade secrets under seal; and (y) does not disclose trade secrets, except pursuant to court order.

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IN WITNESS WHEREOF, the parties have executed this Executive Retirement and Transition Agreement as of the date first set forth above.

TAYLOR DEVICES, INC.

Name: /s/Timothy J. Sopko

Title: Chief Executive Officer

EXECUTIVE

/s/Alan R. Klembczyk

Alan R. Klembczyk

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EXHIBIT A

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is entered into between Alan R. Klembczyk (“you”) and Taylor Devices, Inc. (the “Company”). You and the Company may be referred to in this Agreement individually as a Party and collectively as the Parties. In consideration of the mutual promises, benefits, and covenants contained herein, you and the Company hereby agree as follows:

1.Employment Separation. You acknowledge that your employment with the Company and any other Releasee ended effective as of November 30, 2025 (the “Separation Date”). After the Separation Date, you will not represent to others that you are an employee, officer, agent, or representative of the Company or any other Releasee (as defined below) for any purpose.

2.Transition Benefits. If you sign, do not revoke, and comply with this Agreement and the Executive Retirement and Transition Agreement, dated January 14, 2025 (the “Retirement Agreement”), you will be entitled to the payments and benefits set forth in Section 2.4 of the Retirement Agreement (the “Transition Benefits”).

3.General Release.

a.In consideration of the Transition Benefits, together with other good and valuable consideration, the sufficiency of which you hereby acknowledge, you on behalf of yourself and your heirs, executors, personal representatives, successors, and assigns (each a “Releasor” and collectively, “Releasors”), hereby release and forever discharge the Company, all of its current and former parents, related entities, subsidiaries, and affiliates, and each of these entities’ current and former employees, officers, shareholders, owners, directors, members, partners, agents, insurers, contractors, attorneys, successors, and assigns, in both their individual and official capacities, as appropriate (each a “Releasee” and collectively “Releasees”), of and from any and all claims, complaints, demands, actions, causes of action, suits, rights, debts, obligations, judgments, damages, entitlements, liabilities, and expenses (including attorneys’ fees), of any kind or nature whatsoever (collectively, “Claims”), that any Releasor now has or ever had against any Releasee, whether known or unknown, suspected or unsuspected, or concealed or apparent (the Claims released by this paragraph may collectively be referred to as the “Released Claims”).

b.For the avoidance of doubt, and without limiting the broad nature of the Released Claims, this Agreement releases each of the Releasees from any and all Claims: (1) related to your employment with the Company or any other Releasee and the termination of such employment; (2) arising under any law relating to employment, including, but not limited to (all as amended), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act of 1988, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Civil Rights Act of 1866 (42 U.S.C. §§ 1981–1988), the Immigration Reform and Control Act of 1986, the Employee Retirement and Income Security Act of 1974 (“ERISA”), the Families First Coronavirus Response Act of 2020, the Coronavirus Aid, Relief, and Economic Security Act of 2020, the American Rescue Plan Act

of 2021, Articles 5, 6, 7, and 19 of the New York Labor Law (N.Y. Labor Law §§ 160 to 219-c, 650 to 665), Sections 120, 125, and 241 of the New York Workers’ Compensation Law, the New York Human Rights Law (N.Y. Executive Law §§ 290 to 301), the New York State Civil Rights Law (N.Y. Civ. Rights Law §§ 40 to 45), Article 23-A of the New York State Corrections Law, the New York Worker Adjustment and Retraining Notification Act (N.Y. Lab. Law §§ 860 to 860-I; 12 N.Y.C.R.R. § 921-1.0 to 921-9.1), the New York Paid Family Leave Law, , and any and all federal, state and local laws that may be legally waived, (3) for wages, wage supplements, bonuses, commissions, incentive compensation, vacation, paid time off, severance pay, or any other form of compensation that may be legally waived; (4) arising under any employee benefit plan, policy, or practice; (5) arising under tort, contract, or quasi-contract law, including but not limited to claims of negligence, breach of an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, quantum meruit, detrimental reliance, retaliation, violation of public policy, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, constructive termination, wrongful or retaliatory discharge, fraud, concealment, defamation, slander, libel, false imprisonment, negligent misrepresentation, or negligent or intentional infliction of emotional distress; (6) for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, compensatory or punitive damages, liquidated damages, experts’ fees, medical fees or expenses, costs or disbursements; and (7) arising under any other foreign, federal, state, or local law, statute, amendment, rule, regulation, order, code, common law, policy, ordinance, guideline, or court decision.

c.Notwithstanding anything to the contrary, the Released Claims do not include any claim: (1) to enforce this Agreement or the Retirement Agreement; (2) that arises exclusively after the date you sign this Agreement; (3) to undisputed vested rights under any of the Company’s employee benefit plans governed by ERISA; (4) for group health benefits continuation under the Consolidated Omnibus Budget Reconciliation Act or applicable state law; (5) to indemnification under the Company’s bylaws, or (6) that cannot be released under law, such as claims for statutory unemployment benefits or workers’ compensation benefits.

4.Return of the Company Property. You represent and warrant that you have returned all Company property, including but not limited to keys, credit cards, security access cards, codes, login credentials, passwords, personal computers, cell phones, iPads, other electronic devices, memoranda, data, files, records, notes, and other information in your possession or under your control in any form.

5.No Admission. The making of this Agreement is not, and shall not be construed or represented as, an admission that the Company or any other Releasee has violated any law or has committed any wrong against you or any other person or entity.

6.Severability, Choice of Law, and Venue. If any provision of this Agreement is found to be illegal or unenforceable, such provision shall be modified to the minimum extent necessary to make it lawful and enforceable to carry out the intent and agreement of the Parties, and as so modified, it, together with the remainder of this Agreement, shall remain in full force and effect. If such provision cannot be modified to make it lawful and enforceable to carry out the intent and agreement of the Parties, then such provision shall be severed from this Agreement and this Agreement shall be construed as if such illegal or unenforceable provision had not been set forth in it, and the remainder of the Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with laws of the State of New York, without regard to the principles of conflict of law. Any action or proceeding brought by either Party related to your employment or the termination of your employment, or to enforce this Agreement, shall be brought only in a state or federal court located in the State of New York, County of Erie. You hereby irrevocably submit to the exclusive jurisdiction of such courts and waive any and all defenses (including, but not limited to, defenses related to personal jurisdiction and inconvenience of forum) to the maintenance of any such action or proceeding in such venue.

7.Third Party Claims. You warrant that you alone are entitled to the Transition Benefits, and further warrant and agree that any claim to such amounts by any other person or entity by reason of any claim, lien, or debt of yours, or otherwise, shall be your sole and exclusive responsibility, and that you will hold harmless, indemnify, and defend each of the Releasees from any claim or action brought by any person or entity against any of the Releasees making any claim to all or part of the Transition Benefits.

8.Protected Rights. Nothing in this Agreement limits your rights, protected under law, to file a charge or communicate with or otherwise participate in any investigation or proceeding conducted by the Occupational Safety and Health Administration, the Equal Employment Opportunity Commission, the National Labor Relations Board, or any other government agency charged with enforcement of any law. However, in view of the consideration provided to you under this Agreement, you release and waive any right to recover monetary damages as a result of such investigation, proceeding, or charge to the fullest extent permitted by law, except that nothing in this Agreement or otherwise will limit your right to seek and obtain a whistleblower award from the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934 or any similar rules or regulations.

9.Entire Agreement. This Agreement and the Retirement Agreement constitute the entire agreement between you and the Company with respect to the subject matter of such agreements and supersedes any and all other written and oral agreements and understandings between you and the Company; provided that the provisions of your Employment Agreement with the Company dated June 1, 2018 which by their terms survive the termination of your employment shall survive the execution of this Agreement and shall remain binding upon you and in full force and effect in accordance with their terms.

10.Miscellaneous. The Parties may sign this Agreement in counterparts, each of which will be deemed an original, and all of which taken together will constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile, email in PDF format, or any other electronic means intended to preserve the original graphic and pictorial appearance of a document shall have the same effect as delivery of a signed original. The Company may assign this Agreement at any time. This Agreement shall inure to the benefit of the Company and its successors and assigns. You may not assign this Agreement or any part hereof. Any purported assignment by you shall be null and void from the initial date of purported assignment. No waiver by either Party of any breach by the other Party of any condition or provision of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege operate as a waiver of that or any other right, power, or privilege.

11.Knowing and Voluntary Acknowledgments. You acknowledge, affirm, and agree that:

a.You have read the Agreement in its entirety and understand all of its terms and conditions, as well as its legal and binding effect;

b.You are acting voluntarily, knowingly, and of your own free will in signing this Agreement, free from any duress or coercion;

c.The consideration to be provided to you under this Agreement and the Transition Benefits under the Retirement Agreement: (1) exceeds anything of value to which you would otherwise be entitled in the absence of this Agreement; (2) fully and completely resolves any and all claims you and any attorney you may have retained may have against the Company or any other Releasee for attorneys’ fees, costs, disbursements, and the like; and (3) is sufficient consideration for your promises under this Agreement;

d.You have been advised by the Company in this writing to consult with an attorney of your choice before signing this Agreement and have done so to the extent you desired;

e.You have been afforded a reasonable period of time of more than 21 calendar days to consider the terms of this Agreement (the “Consideration Period”), although you may sign it sooner if desired, but not before the Retirement Date as defined by the Retirement Agreement; and you acknowledge and agree that if you sign this Agreement before the end of the Consideration Period, it is your voluntary decision to do so, and you waive the remainder of the Consideration Period;

f.You have until December 1, 2025 to deliver a signed copy of this Agreement to Tim Sopko, Chief Executive Officer, Taylor Devices, Inc. via email to timsopko@taylordevices.com or via mail to the Company, Attn: Tim Sopko, Chief Executive Officer, 90 Taylor Drive, North Tonawanda, New York 14120;

g.Any changes to this Agreement made after the date it is first given to you, whether they are material or immaterial, do not restart the Consideration Period;

h.You will have seven (7) days after signing this Agreement to revoke your release of Claims by delivering written notice of such revocation to Tim Sopko, Chief Executive Officer, Taylor Devices, Inc. via email to timsopoko@taylordevices.com before the end of the seven (7) day period;

i.In the event of such a revocation by you, this Agreement shall be null and void and the Company will have no obligations under it or to provide the Transition Benefits under the Retirement Agreement;

j.This Agreement shall not become effective until the eighth (8th) day after you sign this Agreement, provided that you have not exercised your right to revoke your release of Claims, and the date this Agreement becomes effective under this subsection (j) shall be the “Effective Date” of this Agreement.

k.No payments or benefits due to you under this Agreement or any Transition Benefits under the Retirement Agreement will be made before the Effective Date;

l.You have been paid in full for all work you have performed for the Company and any other Releasee, and you have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as specifically provided in this Agreement and the Retirement Agreement; and

m.You have not made any claims or allegations against the Company or any other Releasee related to discrimination, harassment, sexual abuse, or retaliation, and the factual foundation for this Agreement does not in any way involve discrimination, harassment, sexual abuse, or retaliation.

IN WITNESS WHEREOF, the Parties have executed this Separation and Release Agreement as of the dates below.

ALAN R. KLEMBCZYK

Alan R. Klembczyk

Date:

TAYLOR DEVICES, INC.

By:

Name:

Title:

Date: